UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): July 25, 2005

                               NuWay Medical, Inc.
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                    000-19709                   65-0159115

(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)             Identification No.)

                 2603 Main Street, Suite 1150, Irvine, CA 92614
           -----------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (949) 235-8062

                                 Not Applicable
           -----------------------------------------------------------
                (Former name or former address, if changed since
                                 last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

      On July 25, 2005, NuWay Medical, Inc. (the "Company") executed a binding letter of intent ("LOI") with IOWC Technologies, Inc., a federally registered Canadian corporation ("IOWC"), pursuant to which the Company will acquire certain of IOWC's assets (the "Purchased Assets"), consisting of certain intellectual property, including two United States patents (collectively, the "BioLargo Technology"), and two license and/or distributor agreements pursuant to which IOWC has licensed the BioLargo Technology for use in products designed for distribution in the food, medical and biohazardous material transportation industries. All assets not constituting the Purchased Assets will remain the property of IOWC following the closing (the "Closing"). The Company will not assume any liabilities of IOWC.

      In exchange for the Purchased Assets, the Company will issue shares of its common stock to IOWC equal to 51% of the Company's post-transaction issued and outstanding shares of common stock.

      The parties have agreed to enter into a definitive asset purchase agreement, and other agreements, including a research and development agreement (the "R&D Agreement"), to effect the transactions (the "Transactions") on or prior to the Closing.

      Additionally, prior to the Closing, the Company must raise sufficient funds to cover the costs of the Transactions, and three months post-Closing operating expenses, the latter of which is estimated at approximately $300,000.

      Prior to the Closing, the Company is required to provide interim funding to IOWC on a best efforts basis and in amounts agreed between the parties in an aggregate amount not to exceed $1,000,000 (the "Advance"). Upon Closing, the aggregate amount of the Advance shall be forgiven by the Company. In the event the Transactions do not close, the aggregate amount of the Advance shall be converted into stock of IOWC at a conversion price of $1.00 per share.

      At the Closing, the Company and IOWC will execute the R&D Agreement. It is contemplated that pursuant to the R&D Agreement the Company will pay IOWC a monthly fee to conduct research to further develop the existing BioLargo Technology and products based on the existing and new technologies.

      At the Closing, the Company and Dennis Calvert will enter into an employment agreement for a term of five years, providing Mr. Calvert with a monthly salary of $14,000 for the remainder of 2005, and a 10% increase in his monthly salary for each calendar year beginning January 2006. The employment agreement will contain a guaranteed stock bonus and other provisions.

      The Transactions are subject to approval by IOWC's board of directors and stockholders, approval by the Company's board of directors, and approval by the Company's stockholders of the following matters:

      o an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of its common stock;

      o the issuance of the number of shares of common stock to IOWC required pursuant to the Transactions;

      o     a reverse split of the Company's common stock; and

      o the election of Kenneth R. Code ("Code"), IOWC's principal shareholder, to the Company's board of directors.

      The Closing of the Transactions is subject to various conditions, including those described hereinabove and conditions customary for transactions of this nature.

      It is anticipated that the present management of the Company will remain in place after the Closing and that Code will become Chairman of the Company's Board of Directors and Chief Technology Officer. Code will enter into an employment agreement with the Company on terms to be agreed.

      The Closing of the Transactions are expected to take place in the fourth quarter of 2005.

      On July 29, 2005, the Company issued a press release announcing that it entered into the LOI, copy of which press release is attached to this Report as
Exhibit 99.1.

      Item 3.02 Unregistered Sales of Equity Securities

      On July 28, 2005, the Company's board of directors approved the issuance of an aggregate of 4,390,000 shares of the Company's common stock to two consultants, at a share price of $0.01 per share. This issuance was in satisfaction of an aggregate of $43,900 owed by the Company for services previously performed by these individuals.

      These offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933 and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Item 9.01 Financial Statements and Exhibits

(c)   Exhibits

      Exhibit No.       Description
      -----------       -----------

      10.1              Letter of Intent

      99.1              Press release dated July 29, 2005

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   July 29, 2005            NUWAY MEDICAL, INC.

                                 By:  /s/ Dennis Calvert
                                      ------------------
                                 Dennis Calvert
                                 Chief Executive Officer